EXHIBIT (a)(1)(D)

SUNTRUST BANKS, INC.

SUPPLEMENT TO THE

OFFER TO PURCHASE FOR CASH

up to $750,000,000 aggregate liquidation preference or amount of the issued and outstanding

Depositary Shares, liquidation preference $25 per share, each representing a 1/4,000th interest in a share of Perpetual Preferred Stock, Series A (the “Preferred Depositary Shares”) CUSIP No 867914509

SunTrust Preferred Capital I 5.853% Fixed-to-Floating Rate Normal PPS, liquidation amount $1,000 per security (the “Normal PPS”) CUSIP No 86800XAA6

SunTrust Capital VIII 6.100% Trust Preferred Securities, liquidation amount $1,000 per security (the “SunTrust Capital VIII Preferred Securities”) CUSIP No 86800YAA4

SunTrust Capital I Floating Rate Preferred Securities, Series A, liquidation amount $1,000 per security (the “SunTrust Capital I Preferred Securities”) CUSIP No 86787XAA3

SunTrust Capital III Floating Rate Preferred Securities, Series A, liquidation amount $1,000 per security (the “SunTrust Capital III Preferred Securities”) CUSIP No 86788LAA8

On June 1, 2009, SunTrust Banks, Inc. (the “Company,” “we,” “our” or “us”), offered to registered holders (each a “Holder” and collectively, the “Holders”), upon the terms and subject to the conditions set forth in an offer to purchase (the “Original Offer to Purchase”) and in the accompanying letter of transmittal (the “Original Letter of Transmittal”), to purchase up to $1,000,000,000 aggregate liquidation preference or amount of the issued and outstanding Preferred Depositary Shares, Normal PPS, SunTrust Capital VIII Preferred Securities, SunTrust Capital I Preferred Securities and SunTrust Capital III Preferred Securities (collectively, the “Securities”; and the SunTrust Capital VIII Preferred Securities, SunTrust Capital I Preferred Securities and SunTrust Capital III Preferred Securities referred to as the “Trust Preferred Securities”).

By this supplement (the “Supplement,” together with the Original Offer to Purchase, the “Offer to Purchase”) we amend the Original Offer to Purchase. The Offer to Purchase, together with the Amended Letter of Transmittal included herewith (the “Amended Letter of Transmittal”), constitute the “Offer.” We have decreased the aggregate liquidation preference or amount of the issued and outstanding Securities that we will purchase in the Offer to $750,000,000 (the “Maximum Tender Amount”), so that the aggregate purchase price in the Offer will be up to $525,000,000. In addition, we have imposed limits on the aggregate liquidation preference or amount of Preferred Depositary Shares and Normal PPS we will accept in the Offer, so that we are offering to accept for purchase up to $375,000,000 aggregate liquidation preference of the Preferred Depositary Shares tendered in the Offer, up to $375,000,000 aggregate liquidation amount of the Normal PPS tendered in the Offer and such portion of the Trust Preferred Securities tendered in the Offer as will result in us purchasing Securities up to the Maximum Tender Amount. This Supplement also contains additional information that may be useful to Holders in considering participation in the Offer.

Neither the Securities and Exchange Commission (the “SEC”), any state securities commission, the Federal Deposit Insurance Corporation, the Board of Governors of the Federal Reserve System nor any other regulatory body has approved or disapproved of the Offer or determined if this document is truthful or complete. Any representation to the contrary is a criminal offense.

The Dealer Managers for the Offer are:

Goldman, Sachs & Co.	Sandler O’Neill + Partners, L.P.	SunTrust Robinson Humphrey
Sole Arranger and Lead Dealer Manager

The date of this document is June 15, 2009

IMPORTANT

The following amendments and supplements to the information contained in the Original Offer to Purchase are keyed to the headings in the Original Offer to Purchase. Holders should read the Original Offer to Purchase and the Amended Letter of Transmittal in conjunction with this Supplement in considering whether to tender their Securities. Terms defined in the Original Offer to Purchase and used in this Supplement but not otherwise defined in this Supplement have the meanings assigned to them in the Original Offer to Purchase.

Except as otherwise set forth in this Supplement or the Amended Letter of Transmittal, the terms and conditions set forth in the Original Offer to Purchase and the Original Letter of Transmittal remain applicable in all respects. To the extent that any information or amendment contained in this Supplement is inconsistent with the information in the Original Offer to Purchase, the information and amendments in this Supplement shall control.

The Offer is hereby amended and supplemented as follows:

All references in the Original Offer to Purchase to the Letter of Transmittal and the Notice of Withdrawal now mean the Amended Letter of Transmittal and Amended Notice of Withdrawal, respectively. All references in the Original Offer to Purchase to the Maximum Tender Amount now mean up to $750,000,000 aggregate liquidation preference or amount of the Securities. All references in the Original Offer to Purchase to the aggregate purchase price we may pay for Securities tendered in the Offer now mean up to $525,000,000. This Supplement also contains additional information that may be useful to Holders in considering participation in the Offer.

TABLE OF CONTENTS

Questions and Answers About the Offer	i
Introduction	iii
Terms of the Offer	1

QUESTIONS AND ANSWERS ABOUT THE OFFER

The following are certain questions regarding the Offer that you may have as a holder of the Securities and the answers to those questions. To fully understand the Offer and the considerations that may be important to your decision whether to participate, you should carefully read this Supplement, the Original Offer to Purchase and the Amended Letter of Transmittal in their entirety, including the section entitled “Risk Factors” as well as the information incorporated by reference in the Offer to Purchase. We have included references to the sections of the Offer to Purchase where you will find a more complete discussion. For further information about us, see the section of the Offer to Purchase entitled “Where You Can Find More Information.”

What is the purpose of the Offer?

Under the Supervisory Capital Assessment Program (the “SCAP”), the United States Treasury, working through and with the other primary federal regulators of banks, required the largest 19 U.S. bank holding companies to conduct forward looking capital assessments to gauge the level of capitalization of these institutions under various scenarios. While we are well capitalized and expect to remain so, we were advised by the United States Treasury pursuant to the SCAP that under the more-adverse-than-expected scenario we would need to adjust the composition of our Tier 1 capital resources to increase the common equity portion of Tier 1 capital by $2.16 billion. See “Recent Developments—Supervisory Capital Assessment Program.” For additional information regarding our capital plan and dividend, please see our Current Reports on Form 8-K filed with the SEC on May 15, 2009, June 1, 2009 and June 8, 2009. Sales of shares of our common stock in public offerings, and the use of the proceeds of such sales to purchase Securities in the Offer, are components of our capital plan.

What are the key terms of the Offer?

We are offering to the Holders, upon the terms and subject to the conditions set forth in the Offer to Purchase and in the Amended Letter of Transmittal to purchase up to the Maximum Tender Amount of the issued and outstanding Securities. By this Supplement, we have reduced the Maximum Tender Amount from $1,000,000,000 aggregate liquidation or preference amount to $750,000,000 aggregate liquidation preference or amount. In addition, we have imposed limits on the aggregate liquidation preference or amount of Preferred Depositary Shares and Normal PPS we will accept in the Offer, so that we are offering to accept for purchase up to $375,000,000 aggregate liquidation preference of the Preferred Depositary Shares tendered in the Offer, up to $375,000,000 aggregate liquidation amount of the Normal PPS tendered in the Offer and such portion of the Trust Preferred Securities tendered in the Offer as will result in us purchasing Securities up to the Maximum Tender Amount. The amount of each series of Securities that is purchased in the Offer may be prorated as set forth in the Offer to Purchase. See “Terms of the Offer—Maximum Tender Amount” in the Offer to Purchase for more information on the possible proration of the Offer relating to a particular series of Securities.

For each Preferred Depositary Share or $1,000 liquidation amount of other Securities tendered and accepted for purchase pursuant to the Offer the applicable Cash Purchase Price for such series of Securities will be the amount set forth in the table on the inside cover of the Offer to Purchase, so that the aggregate purchase price in the Offer will be up to $525,000,000. All Holders of such purchased Securities will also receive the applicable accrued and unpaid dividends or distributions on the Securities up to, but excluding, the date of payment of the applicable Cash Purchase Price. The applicable Cash Purchase Price, and the applicable accrued and unpaid distributions, if any, will be payable on the Settlement Date.

The Offer is being made on the terms and subject to the conditions set forth in the Offer to Purchase and in the Amended Letter of Transmittal. The outstanding Securities of each series are represented by global certificates registered in the name of The Depository Trust Company or its nominee (“DTC”). As a result, all Holders of Securities electing to tender pursuant to this Offer must do so pursuant to DTC’s book-entry procedures.

i

Will all Securities that I tender be accepted in this Offer?

We will accept up to $375,000,000 aggregate liquidation preference of the Preferred Depositary Shares tendered in the Offer, up to $375,000,000 aggregate liquidation amount of the Normal PPS tendered in the Offer and such portion of the Trust Preferred Securities tendered in the Offer as will result in us purchasing Securities up to $750,000,000 aggregate liquidation preference or amount. The series of Securities which we accept for purchase and the portion of the Securities within any series accepted for purchase will be determined by reference to the Acceptance Priority Levels set forth in the table on the inside cover of the Offer to Purchase, and by the proration procedures described under “Terms of the Offer—Maximum Tender Amount” in the Offer to Purchase.

When does the Offer expire, and may I withdraw Securities that I have previously tendered?

The Offer for each series of Securities will expire at 11:59 p.m., New York City time, on June 26, 2009 (unless we extend it or terminate it early) (the “Expiration Date”). You may withdraw any Securities that you previously tendered in the Offer at any time prior to the time it expires for such Securities by following the procedures described under the caption “Terms of the Offer—Withdrawal Rights” in the Offer to Purchase.

Is the Offer subject to any minimum tender or other conditions?

Our obligation to purchase Securities in the Offer is not subject to any minimum tender condition. Our obligation to purchase Securities in the Offer is, however, subject to a number of conditions that must be satisfied or waived by us, including, among others, that no change or changes have occurred or are threatened that, in our reasonable judgment, would materially and adversely affect us and our subsidiaries or the contemplated benefits of the Offer to us. Further, our obligation to purchase Normal PPS is conditioned upon our having received, pursuant to our concurrent consent solicitation, the affirmative consent of the holders of a majority in liquidation amount of the Normal PPS to certain amendments to the related trust documents that will allow us to retire the Normal PPS tendered in the Offer. For additional information, please see “Terms of the Offer—Conditions of the Offer” in the Offer to Purchase.

How do I participate in the Offer?

You may tender your Securities by transferring the Securities through ATOP or following the other procedures described under “Terms of the Offer—Procedures for Tendering” in the Offer to Purchase.

What must I do to participate if my Securities are held of record by a broker, dealer, commercial bank, trust company or other nominee?

If you wish to tender your Securities and they are held of record by a broker, dealer, commercial bank, trust company or other nominee, you should contact such entity promptly and instruct it to tender Securities on your behalf.

You are urged to instruct your broker, dealer, commercial bank, trust company or other nominee at least five business days prior to the Expiration Date in order to allow adequate processing time for your instruction.

Should you have any questions as to the procedures for tendering your shares, please call your broker, dealer, commercial bank, trust company or other nominee, or call our Depositary and Information Agent, D.F. King & Co., Inc., at its telephone number set forth on the back cover page of this Supplement.

WE ARE NOT PROVIDING FOR GUARANTEED DELIVERY PROCEDURES AND THEREFORE YOU MUST ALLOW SUFFICIENT TIME FOR THE NECESSARY TENDER PROCEDURES TO BE COMPLETED DURING NORMAL BUSINESS HOURS OF DTC ON OR

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PRIOR TO THE EXPIRATION DATE. IF YOU HOLD YOUR SECURITIES THROUGH A BROKER, DEALER, COMMERCIAL BANK, TRUST COMPANY OR OTHER NOMINEE, YOU SHOULD KEEP IN MIND THAT SUCH ENTITY MAY REQUIRE YOU TO TAKE ACTION WITH RESPECT TO THE OFFER A NUMBER OF DAYS BEFORE THE EXPIRATION DATE IN ORDER FOR SUCH ENTITY TO TENDER SECURITIES ON YOUR BEHALF ON OR PRIOR TO THE EXPIRATION DATE. TENDERS NOT RECEIVED BY THE DEPOSITARY AND INFORMATION AGENT ON OR PRIOR TO THE EXPIRATION DATE WILL BE DISREGARDED AND OF NO EFFECT.

INTRODUCTION

SunTrust Banks, Inc., a Delaware corporation, has amended its offer to purchase up to $1,000,000,000 aggregate liquidation preference or amount of the issued and outstanding Securities. We are now offering to purchase up to $750,000,000 aggregate liquidation preference or amount of the Securities. In addition, we have imposed limits on the aggregate liquidation preference or amount of Preferred Depositary Shares and Normal PPS we will accept in the Offer, so that we are offering to accept for purchase up to $375,000,000 aggregate liquidation preference of the Preferred Depositary Shares tendered in the Offer, up to $375,000,000 aggregate liquidation amount of the Normal PPS tendered in the Offer and such portion of the Trust Preferred Securities tendered in the Offer as will result in us purchasing Securities up to the Maximum Tender Amount.

Except as otherwise set forth in this Supplement or the Amended Letter of Transmittal, the terms and conditions set forth in the Original Offer to Purchase and the Original Letter of Transmittal remain applicable in all respects. To the extent that any information or amendment contained in this Supplement is inconsistent with the information in the Original Offer to Purchase, the information and amendments in this Supplement shall control.

You may tender your Securities by transferring the Securities through ATOP or following the other procedures described under “Terms of the Offer—Procedures for Tendering Securities.” If you wish to tender your Securities and they are held of record by a broker, dealer, commercial bank, trust company or other nominee, you should contact such entity promptly and instruct it to tender Securities on your behalf. We urge you to instruct your broker, dealer, commercial bank, trust company or other nominee at least five business days prior to the Expiration Date in order to allow adequate processing time for your instruction. Should you have any questions as to the procedures for tendering your shares, please call your broker, dealer, commercial bank, trust company or other nominee, or call our Information Agent at its telephone number set forth on the back cover page of this Supplement.

WE ARE NOT PROVIDING FOR GUARANTEED DELIVERY PROCEDURES AND THEREFORE YOU MUST ALLOW SUFFICIENT TIME FOR THE NECESSARY TENDER PROCEDURES TO BE COMPLETED DURING NORMAL BUSINESS HOURS OF DTC ON OR PRIOR TO THE EXPIRATION DATE. TENDERS NOT RECEIVED BY THE DEPOSITARY AND INFORMATION AGENT ON OR PRIOR TO THE EXPIRATION DATE WILL BE DISREGARDED AND OF NO EFFECT.

All references in the Original Offer to Purchase and in the related Offer documents to the Letter of Transmittal and the Notice of Withdrawal now mean the Amended Letter of Transmittal and Amended Notice of Withdrawal, respectively. All references in the Original Offer to Purchase to the Maximum Tender Amount now mean up to $750,000,000 aggregate liquidation preference or amount of the Securities. All references in the Original Offer to Purchase to the aggregate purchase price we may pay for Securities tendered in the Offer now mean up to $525,000,000. This Supplement also contains additional information that may be useful to Holders in considering participation in the Offer.

In addition to the changes to the information included in the Original Offer to Purchase described above in this Supplement, the information in the Original Offer to Purchase is subject to the following, which amends and supplements such information as described below.

iii

TERMS OF THE OFFER

1.	Acceptance Priority Levels (inside cover of the Original Offer to Purchase)

The table on the inside cover is amended and restated by adding a footnote “(1)” to the column heading “Acceptance Priority Level” and by adding following text at the bottom of the table:

“(1)	We will accept for purchase up to $375,000,000 aggregate liquidation preference of the Preferred Depositary Shares tendered in the Offer, up to $375,000,000 aggregate liquidation amount of the Normal PPS tendered in the Offer and such portion of the Trust Preferred Securities tendered in the Offer as will result in us purchasing Securities up to $750,000,000 aggregate liquidation preference or amount.”

2.	Where You Can Find More Information (page 4 of the Original Offer to Purchase)

The second paragraph under the caption “Where You Can Find More Information”, and the three bullet points thereafter are deleted and replaced in their entirety with the following:

“The SEC allows us to incorporate by reference the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this Offer to Purchase, and later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below (other than, in each case, information that is not deemed to have been filed in accordance with SEC rules):

•	Annual Report on Form 10-K for the year ended December 31, 2008;

•	Quarterly Report on Form 10-Q for the quarter ended March 31, 2009; and

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Current Reports on Form 8-K filed with the SEC on January 2, 2009, January 7, 2009, January 22, 2009 (except Items 2.02 and 7.01 and the related Exhibits 99.1 and 99.2 included in Item 9.01), February 17, 2009 (Form 8-K/A filed on April 2, 2009), April 30, 2009, May 8, 2009, May 15, 2009, June 1, 2009, June 5, 2009 and June 8, 2009.”

The following text is added following the final paragraph under the caption “Where You Can Find More Information”:

“Please note that the Schedule TO to which this Offer to Purchase relates does not permit forward “incorporation by reference.” If a material change occurs in the information set forth in this Offer to Purchase, we will amend the Schedule TO accordingly and distribute an updated Offer to Purchase or supplement to Holders.”

3.	Summary Terms of the Offer (pages 9-13 of the Original Offer to Purchase)

The following sections under the heading “Summary Terms of the Offer” are amended and restated as follows:

The section captioned “Maximum Tender Amount” is deleted and replaced in its entirety with the following:

Maximum Tender Amount	The Company is offering to purchase a portion of the outstanding Securities in an aggregate liquidation preference or amount of up to $750,000,000 (not including any accrued and unpaid dividends or distributions), which we refer to as the Maximum Tender Amount.

We will accept for purchase up to $375,000,000 aggregate liquidation preference of the Preferred Depositary Shares tendered in the Offer (the Preferred Depositary Shares Maximum Tender Amount”), up to $375,000,000 aggregate liquidation amount of the Normal PPS tendered in the Offer (the “Normal PPS Maximum Tender Amount”) and such portion of the Trust Preferred Securities tendered in the Offer as will result in us purchasing Securities up to the Maximum Tender Amount. The Securities will be purchased in accordance with the Acceptance Priority Level as set forth in the table on the inside cover of this Offer to Purchase (the “Acceptance Priority Level”). Those Acceptance Priority Levels are ranked in numerical priority order: an Acceptance Priority Level of 1 is the highest-ranking Acceptance Priority Level and an Acceptance Priority Level of 3 is the lowest-ranking Acceptance Priority Level. All Securities tendered having an Acceptance Priority Level of 1 will be accepted for purchase, in the case of the Preferred Depositary Shares, up to the Preferred Depositary Shares Maximum Tender Amount and, in the case of the Normal PPS, up to the Normal PPS Maximum Tender Amount before any tendered Securities having a lower-ranking Acceptance Priority Level are accepted for purchase. If we can, consistent with the Preferred Depositary Shares Maximum Tender Amount limitation and the Normal PPS Maximum Tender Amount limitation, purchase some, but not all of the tendered Preferred Depositary Shares or Normal PPS, the amount of Preferred Depositary Shares and Normal PPS purchased will each be prorated based on the aggregate liquidation preference or amount of Preferred Depositary Shares or Normal PPS tendered, as applicable. If we can, consistent with the Maximum Tender Amount limitation, purchase some, but not all of the tendered Trust Preferred Securities of an applicable Acceptance Priority Level, the amount of Securities purchased within that Acceptance Priority Level will be prorated based on the aggregate liquidation amount of Securities tendered with respect to the applicable Acceptance Priority Level. In that event, Trust Preferred Securities of any other series with a lower-ranking Acceptance Priority Level than that of the prorated series of Trust Preferred Securities will not be accepted for purchase.

The fourth sentence under the caption “Conditions of the Offer” is deleted and replaced in its entirety with the following:

“Subject to applicable law, the Company expressly reserves the right, in its sole discretion, to terminate the Offer at any time prior to the Expiration Date with respect to any or all series of Securities if any of the conditions specified in “Conditions of the Offer” are not satisfied.”

4.	Risk Factors (page 14 of the Original Offer to Purchase)

The paragraph under the caption “We may not accept all of the Securities tendered in the Offer.” on page 14 of the Original Offer to Purchase is hereby amended and restated to read in its entirety as follows:

“Depending on the amount of Securities tendered in the Offer, we may not accept all of the Securities tendered in the Offer. Further, we may have to prorate the Securities of the lowest Acceptance Priority Level that we accept in the Offer. Any Securities not accepted will be returned to tendering holders promptly after expiration. See “Terms of the Offer—Maximum Tender Amount.””

5.	General (page 18 of the Original Offer to Purchase)

The first paragraph under the caption “General” on page 18 of the Original Offer to Purchase is hereby amended and restated to read in its entirety as follows:

“The Company is offering to purchase for cash, upon the terms and subject to the conditions set forth in this Offer to Purchase, outstanding Securities having an aggregate liquidation preference or amount of up to $750,000,000 (the “Maximum Tender Amount”) for the Cash Purchase Price for each series of Securities set forth on the inside cover of this Offer to Purchase, so that the aggregate purchase price of the Securities will be up to $525,000,000. We are offering to accept for purchase up to $375,000,000 aggregate liquidation preference of the Preferred Depositary Shares tendered in the Offer (the “Preferred Depositary Shares Maximum Tender Amount”), up to $375,000,000 aggregate liquidation amount of the Normal PPS tendered in the Offer (the “Normal PPS Maximum Tender Amount”) and such portion of the Trust Preferred Securities tendered in the Offer as will result in us purchasing Securities equal to the Maximum Tender Amount.”

6.	Maximum Tender Amount (pages 18-20 of the Original Offer to Purchase)

The first paragraph under the caption “Maximum Tender Amount” on page 18 of the Original Offer to Purchase is hereby amended and restated to read in its entirety as follows:

“We will accept for purchase up to $375,000,000 aggregate liquidation preference of the Preferred Depositary Shares tendered in the Offer, up to $375,000,000 aggregate liquidation amount of the Normal PPS tendered in the Offer and such portion of the Trust Preferred Securities tendered in the Offer as will result in us purchasing Securities up to the Maximum Tender Amount. The Securities will be purchased in accordance with the Acceptance Priority Level as set forth in the table on the inside cover of this Offer to Purchase (the “Acceptance Priority Level”). Those Acceptance Priority Levels are ranked in numerical priority order: an Acceptance Priority Level of 1 is the highest-ranking Acceptance Priority Level and an Acceptance Priority Level of 3 is the lowest-ranking Acceptance Priority Level. All Securities tendered having an Acceptance Priority Level of 1 will be accepted for purchase, in the case of the Preferred Depositary Shares, up to the Preferred Depositary Shares Maximum Tender Amount and, in the case of the Normal PPS, up to the Normal PPS Maximum Tender Amount before any tendered Securities having a lower-ranking Acceptance Priority Level are accepted for purchase. If we can, consistent with the Preferred Depositary Shares Maximum Tender Amount limitation and the Normal PPS Maximum Tender Amount limitation, purchase some, but not all of the tendered Preferred Depositary Shares or Normal PPS, the amount of Preferred Depositary Shares and Normal PPS purchased will each be prorated based on the aggregate liquidation preference or amount of Preferred Depositary Shares or Normal PPS tendered, as applicable. If we can, consistent with the Maximum Tender Amount limitation, purchase some, but not all of the tendered Trust Preferred Securities of an applicable Acceptance Priority Level, the amount of Securities purchased within that Acceptance Priority Level will be prorated based on the aggregate liquidation amount of Securities tendered with respect to the applicable Acceptance Priority Level. In that event, Trust Preferred Securities of any other series with a lower-ranking Acceptance Priority Level than that of the prorated series of Trust Preferred Securities will not be accepted for purchase.”

The first full paragraph on page 19 is deleted and replaced in its entirety with the following:

“If proration of a series of tendered Securities is required, the Company or the Depositary and Information Agent will determine the final proration factor promptly after the Expiration Date and will announce the results of proration by press release.”

The tables and accompanying text contained under “Maximum Tender Amount” on pages 19 and 20 of the Original Offer to Purchase are hereby amended and restated in their entirety as follows:

High Participation Scenario

Title of Security	Applicability of Proration/ Acceptance Priority Level	Aggregate Liquidation Preference/ Amount Outstanding	% of Tendered Securities Accepted	% of Tendered Securities Not Accepted
Preferred Depositary Shares, liquidation preference $25 per share, each representing a 1/4,000th interest in a share of SunTrust Banks, Inc. Perpetual Preferred Stock, Series A	1	$500,000,000	75%	25%

SunTrust Preferred Capital I 5.853% Fixed-to-Floating Rate Normal PPS, liquidation amount $1,000 per security	1	$500,000,000	75%	25%

SunTrust Capital VIII 6.100% Trust Preferred Securities, liquidation amount $1,000 per security	2	$1,000,000,000	—	100%

SunTrust Capital I Floating Rate Preferred Securities, Series A, liquidation amount $1,000 per security	3	$350,000,000	—	100%

SunTrust Capital III Floating Rate Preferred Securities, Series A, liquidation amount $1,000 per security	3	$250,000,000	—	100%

In this example, we would accept 75% of validly tendered and not withdrawn Preferred Depositary Shares and Normal PPS and none of the validly tendered and not withdrawn Trust Preferred Securities.

Low Participation Scenario

Title of Security	Applicability of Proration / Acceptance Priority Level	Aggregate Liquidation Preference/ Amount Outstanding	% of Tendered Securities Accepted	% of Tendered Securities Not Accepted
Preferred Depositary Shares, liquidation preference $25 per share, each representing a 1/4,000th interest in a share of SunTrust Banks, Inc. Perpetual Preferred Stock, Series A	1	$500,000,000	100%	—

SunTrust Preferred Capital I 5.853% Fixed-to-Floating Rate Normal PPS, liquidation amount $1,000 per security	1	$500,000,000	100%	—

SunTrust Capital VIII 6.100% Trust Preferred Securities, liquidation amount $1,000 per security	2	$1,000,000,000	50%	50%

SunTrust Capital I Floating Rate Preferred Securities, Series A, liquidation amount $1,000 per security	3	$350,000,000	—	100%

SunTrust Capital III Floating Rate Preferred Securities, Series A, liquidation amount $1,000 per security	3	$250,000,000	—	100%

In this example, we would accept 100% of validly tendered and not withdrawn Preferred Depositary Shares, and Normal PPS, 50% of validly tendered and not withdrawn SunTrust Capital VIII Preferred Securities and none of the validly tendered and not withdrawn SunTrust Capital I Preferred Securities or SunTrust Capital III Preferred Securities.”

7.	Conditions of the Offer (pages 20-22 of the Original Offer to Purchase)

The text following the first and second bullets in the second paragraph under the caption “Conditions of the Offer” is deleted and replaced in its entirety with the following:

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“there is pending, or has been threatened in writing or instituted, or we have received notice of, any action, suit or proceeding by any government or governmental, regulatory or administrative agency, authority or tribunal or by any other person, domestic, foreign or supranational, before any court, authority, agency or other tribunal that directly or indirectly: (a) challenges or seeks to make illegal, or to delay or otherwise directly or indirectly to restrain, prohibit or otherwise affect the making or consummation of the Offer, the acquisition of some or all of the Securities in the Offer or otherwise relates in any manner to the Offer; or (b) in our reasonable judgment, would materially and adversely affect our and our subsidiaries’ business, condition (financial or otherwise), assets, income, operations or prospects, taken as a whole, or otherwise materially impair in any way the contemplated future conduct of our business or any of our subsidiaries’ business or materially impair the contemplated benefits of the Offer to us;

•

there has been any action threatened in writing, instituted, pending, proposed or taken, including any settlement, or any approval withheld, or any law, statute, rule, regulation, judgment, order or injunction threatened in writing, invoked, proposed, sought, promulgated, enacted, entered, amended, enforced, applicable or deemed to be applicable to the Offer or to us or any of our subsidiaries, including any settlement, by any court, government or governmental, regulatory or administrative authority, agency or tribunal, domestic, foreign or supranational, that, in our reasonable judgment, could directly or indirectly: (i) make the acceptance for payment of, or payment for, some or all of the Securities illegal, or otherwise restrict or prohibit consummation of the Offer, (ii) delay or restrict our ability, or render us unable, to accept for payment or pay for some or all of the Securities, (iii) materially impair the contemplated benefits of the Offer to us; or (iv) materially and adversely affect us and our subsidiaries’ business, condition (financial or otherwise), assets, liabilities, income, operations or prospects, taken as a whole, or otherwise materially impair in any way the contemplated future conduct of our or any of our subsidiaries’ business;”

The fourth paragraph under the caption “Conditions of the Offer” is deleted and replaced in its entirety with the following:

“The conditions described above are solely for our benefit and may be asserted by us regardless of the circumstances giving rise to any such condition, and may be waived by us, in whole or in part, at any time and from time to time before the Expiration Date, in each case with respect to some or all series of Securities. Our failure at any time to exercise any of our rights will not be deemed a waiver of any other right, and each right will be deemed an ongoing right which may be asserted at any time before the Expiration Date. Notwithstanding the foregoing, we will not intentionally take any action or fail to take any action to cause any of the foregoing conditions to occur.”

The first sentence of the fifth paragraph under the caption “Conditions of the Offer” is deleted and replaced in its entirety with the following:

“Subject to applicable law, we expressly reserve the right, in our sole discretion, to terminate the Offer prior to the Expiration Date, with respect to any or all series of Securities, if any of the applicable conditions specified in this section are not satisfied.”

8.	Compliance with “Short Tendering” Rule (page 24 of the Original Offer to Purchase)

The two paragraphs under the caption “Compliance with “Short Tendering” Rule” are deleted and replaced in their entirety with the following:

“It is a violation of Rule 14e-4 under the Exchange Act for a person, directly or indirectly, to tender Securities for such person’s own account unless the person so tendering (a) has a net long position equal to or greater than the aggregate principal amount of the Securities being tendered and (b) will cause such Securities to be delivered in accordance with the terms of the Offer. Rule 14e-4 provides a similar restriction applicable to the tender or guarantee of a tender on behalf of another person.

A tender of Securities in response to the Offer under any of the procedures described above will constitute a binding agreement between the tendering Holder and us with respect to the Offer upon the terms and subject to the conditions of the Offer, including the tendering Holder’s acceptance of the terms and conditions of the Offer, as well as the tendering Holder’s representation and warranty that (a) such Holder has a net long position in the Securities being tendered pursuant to the Offer within the meaning of Rule 14e-4 under the Exchange Act and (b) the tender of such Securities complies with Rule 14e-4.”

9.	Determination of Validity (page 24 of the Original Offer to Purchase)

The final sentence in the paragraph under the caption “Determination of Validity” is deleted and replaced in its entirety with the following:

“Any Securities received by the Depositary and Information Agent that are not validly tendered and as to which the defects or irregularities have not been cured or waived will be returned by the Depositary and Information Agent to the tendering owners, via the facilities of DTC, promptly following the Expiration Date.”

10.	Expiration Date; Extensions; Amendments (page 27 of the Original Offer to Purchase)

The second paragraph under the caption “Expiration Date; Extensions; Amendments” is deleted and replaced in its entirety with the following:

“The Company expressly reserves the right, subject to applicable law, to:

•

accept for purchase and pay for all Securities validly tendered on or before the Expiration Date and not validly withdrawn and to keep the Offer open or extend the Expiration Date to a later date and time with respect to one or more series of Securities as announced by the Company;

•	increase the Maximum Tender Amount for the Securities;

•	waive any or all conditions to the Offer with respect to one or more series of Securities;

•	terminate the Offer with respect to one or more series of Securities, if any of the applicable conditions specified in “Conditions of the Offer” are not satisfied; or

•	otherwise amend the Offer with respect to one or more series of Securities.”

The first sentence in the third paragraph under the caption “Expiration Date; Extensions; Amendments” is deleted and replaced in its entirety with the following:

“If the Company exercises any such right, the Company will give written notice thereof to DTC and will make a public announcement thereof as promptly as practicable and, in the case of an extension of the Expiration Date, before 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date.”

The first sentence in the fourth paragraph under the caption “Expiration Date; Extensions; Amendments” is deleted and replaced in its entirety with the following:

“The minimum period during which the Offer will remain open following material changes in the terms of the Offer or in the information concerning the Offer, including the waiver of a material condition, will depend upon the facts and circumstances of such change, including the relative materiality of the changes, but in any case will be at least five business days.”

The third sentence in the fourth paragraph under the caption “Expiration Date; Extensions; Amendments” is deleted and replaced in its entirety with the following:

“If any of the terms of the Offer are amended in a manner determined by the Company to constitute a material change adversely affecting any Holder, the Company will (a) promptly disclose any such amendment in a manner reasonably calculated to inform Holders of such amendment, (b) extend the Offer for a time period that the Company in its sole discretion deems appropriate, depending upon the significance of the amendment and the manner of disclosure to Holders, if the Offer would otherwise expire during such time period, so that the Offer remains open at least five business days and (c) ensure that withdrawal rights are available for a reasonable period following notice of such amendment and, in any case, until the Expiration Date.”

11.	Withdrawal of Tenders (page 28 of the Original Offer to Purchase)

The first sentence of the final paragraph under the caption “Withdrawal of Tenders” is deleted and replaced in its entirety with the following:

“All questions as to the form and validity (including time of receipt) of any notice of withdrawal of a tender will be determined by us, which determination shall be final and binding, provided, however, that our determination may be challenged in a court of competent jurisdiction.”

12.	Directors and Executive Officers (page 28 of the Original Offer to Purchase)

The following new section is added immediately following the section “Security Ownership”:

“Directors and Executive Officers

The following are the directors and executive officers of SunTrust:

Name	Position
James M. Wells III	Chairman of the Board and Chief Executive Officer
Frances L. Breeden	Corporate Executive Vice President and Human Resources Director
Mark A. Chancy	Corporate Executive Vice President and Chief Financial Officer
David F. Dierker	Corporate Executive Vice President and Chief Administrative Officer
Thomas E. Freeman	Corporate Executive Vice President, Chief Credit Officer, and Chief Risk Officer
Raymond D. Fortin	Corporate Executive Vice President, General Counsel and Corporate Secretary
C. T. Hill	Corporate Executive Vice President
Thomas G. Kuntz	Corporate Executive Vice President
William R. Reed, Jr.	Vice Chairman
William H. Rogers, Jr.	President
Timothy E. Sullivan	Corporate Executive Vice President and Chief Information Officer
E. Jenner Wood, III	Corporate Executive Vice President
Robert M. Beall, II	Director
Alston D. Correll	Director
Jeffrey C. Crowe	Director
Patricia C. Frist	Director
Blake P. Garrett, Jr.	Director
David H. Hughes	Director
M. Douglas Ivester	Director
J. Hicks Lanier	Director
G. Gilmer Minor, III	Director
Larry L. Prince	Presiding Director
Frank S. Royal, M.D.	Director
Karen Hastie Williams	Director
Phail Wynn, Jr.	Director

The address and telephone number of each director and executive officer is: c/o SunTrust Banks, Inc., 303 Peachtree Street, NE, Atlanta, Georgia 30308, 404-588-7711.

The information set forth in the Company’s Proxy Statement filed on March 6, 2009 under the headings “Election of Directors—Nominees for Directorship (Item 1)” and “Executive Officers” is incorporated herein by reference.

None of the above has been convicted in a criminal proceeding during the past five years (excluding traffic violations or similar misdemeanors). None of the above was a party to any judicial or administrative proceeding during the past five years (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining them from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.”

The Depositary and Information Agent for the Offer is:

D.F. King & Co., Inc.

48 Wall Street, 22nd Floor

New York, NY 10005

Banks and Brokers, Call Collect:

(212) 269-5550

All Others Call Toll-Free:

(800) 735-3107

suntrust@dfking.com

By Hand, Overnight Delivery or Mail (Registered or Certified Mail Recommended):	By Facsimile Transmission (for Eligible Institutions only):

D. F. King & Co., Inc.	D. F. King & Co., Inc.
48 Wall Street, 22nd Floor	(212) 809-8838
New York, New York 10005	Attention: Elton Bagley
Confirm by Telephone:
(212) 493-6996

Any questions or requests for assistance may be directed to the Sole Arranger and Lead Dealer Manager or the Depositary and Information Agent at their respective telephone numbers as set forth on this back cover page. Any requests for additional copies of this document, the Amended Letter of Transmittal or related documents may be directed to the Depositary and Information Agent. A holder may also contact such holder’s broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.

The Sole Arranger and Lead Dealer Manager for the Offer is:

Goldman, Sachs & Co.

Liability Management Group

One New York Plaza, 48th Floor

New York, New York 10004

(877) 686-5059 (toll-free)

(212) 902-5183 (collect)